Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR AND MEDIA CONTACT:
Pamela Marsh (626) 535-8465
Meg Wade (626) 535-5905
INDYMAC ANNOUNCES THE ELECTION OF BRUCE G. WILLISON
TO THE BOARD OF DIRECTORS OF INDYMAC BANCORP, INC.
New Director Currently Dean of the UCLA Anderson School of Management
Pasadena, Calif. – (July 28, 2005) – IndyMac Bancorp, Inc. (NYSE: NDE) (“IndyMac”) announced today the election of Bruce G. Willison to serve on the board of directors of IndyMac Bancorp, Inc., the holding company for IndyMac Bank®, F.S.B. With the election of Willison, IndyMac Bancorp., Inc. will have 10 directors. He has also been elected to serve on the board of IndyMac Bank.
Willison, 56, is the Dean of UCLA Anderson School of Management, a position he has held since 1999. He was previously the President and COO of H.F. Ahmanson and Company, a $55 billion consumer banking company operating in 15 states. Willison also served as the Vice Chairman of First Interstate Bancorp, a $58 billion commercial bank offering national and international banking services. Concurrently, Willison served as the Chairman, President and Chief Executive Officer for First Interstate Bank of California.
“We are very pleased to have Bruce join IndyMac’s board of directors,” said Sen. John Seymour (ret.), Chairman of IndyMac’s Nominating and Governance Committee. “Bruce’s three-decade career in financial services and his experience in senior management at some of the country’s largest banks make him an excellent addition to IndyMac’s board.”
“I am honored to be joining IndyMac’s Board. I am proud to be a part of a company that has an exceptional record of performance and one that I feel is on the right path for sustained and strong growth,” said Willison, Dean of the UCLA Anderson School of Management.

Willison is an independent director based on guidelines established by the New York Stock Exchange. With his appointment, nine of 10 Directors on IndyMac Bancorp’s Board of Directors are independent. He will serve on the Board’s Enterprise Risk Management Committee and the Strategic and Financial Planning Committee. In addition, Willison meets the SEC definition of Audit Committee financial expert.
Prior to his 18-year tenure with First Interstate, Willison spent six years as a vice president for Bank of America NT&SA. He currently serves as a corporate director for HealthNet, Inc., Homestore, Inc. and Sun America Inc.’s Fund Complex. He has also served on numerous community boards including the United Way of Greater Los Angeles, and Operation Hope, Inc.
Willison graduated from the University of California, Los Angeles, with a degree in Economics and then earned an MBA in finance from the University of Southern California. He served as a Lieutenant for the United States Navy from 1970 to 1972.
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IndyMac Bancorp, Inc. is the holding company for IndyMac Bank®, the largest savings and loan in Los Angeles County and the 10th largest nationwide (based on assets). Through its hybrid thrift/mortgage banking business model, IndyMac is in the business of designing, manufacturing, and distributing cost-efficient financing for the acquisition, development and improvement of single-family homes. IndyMac also provides financing secured by single-family homes to facilitate consumers’ personal financial goals and strategically invests in single-family mortgage-related assets.
IndyMac utilizes its award-winning e-MITS® technology platform to facilitate automated underwriting, risk-based pricing and rate lock of home loans on a nationwide basis via the Internet at the point of sale. IndyMac provides mortgage products and services through various mortgage banking divisions and invests in certain of its mortgage loan production and mortgage servicing for long-term returns.
IndyMac Bank also offers a wide array of Web-enhanced banking services, including deposits, competitive CD and money market accounts, and online bill payment services. IndyMac Bank is FDIC insured.

IndyMac’s total annualized return to shareholders of 24 percent for the period 1993 through June 30, 2005, under its current management team, has exceeded the comparable returns of 12 percent and 10 percent for the Dow Jones Industrial Average and S&P 500, respectively, for the same period.
For more information about IndyMac and its affiliates, or to subscribe to the Company’s Email Alert feature for notification of Company news and events, please visit our Website at www.indymacbank.com.
CONTACT: IndyMac Bancorp, Inc.
Pam Marsh, 626/535-8465 pam.marsh@indymacbank.com
Meg Wade, 626/535-5905 meg.wade@indymacbank.com